Exhibit 4.3

EXACTTARGET, INC.

FOURTH AMENDED AND RESTATED

REGISTRATION RIGHTS AGREEMENT

March 28, 2011

FOURTH AMENDED AND RESTATED

REGISTRATION RIGHTS AGREEMENT

THIS FOURTH AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (the “Agreement”) is effective as of March 28, 2011 by and among EXACTTARGET, INC., a Delaware corporation (the “Corporation”), and the Investors listed on Annex I attached hereto and made a part hereof.

RECITALS

WHEREAS, certain Investors are purchasing shares of the Corporation’s Series G Preferred Stock, $0.001 par value per share (the “Series G Preferred Stock”), pursuant to the terms and conditions of that certain Securities Purchase Agreement, dated as of the date hereof (the “Purchase Agreement”), and such purchase is conditioned on the execution of this Agreement;

WHEREAS, the Corporation and the Investors that were a party to that certain Third Amended and Restated Registration Rights Agreement, dated November 18, 2009, as amended by that certain First Amendment to Third Amended and Restated Registration Rights Agreement, dated December 31, 2009 (collectively, the “Prior Agreement”), desire to amend the Prior Agreement, which may not be amended or modified without the written consent of the Corporation and the Investors holding at least a majority of all Registrable Shares (as defined in the Prior Agreement) and, in certain cases, the holders of at least a majority of the outstanding shares of Series F Preferred Stock, the holders of at least a majority of the outstanding shares of Series E Preferred Stock and the holders of at least a majority of the outstanding shares of Series D Preferred Stock; and

WHEREAS, in order to induce the Investors purchasing Series G Preferred Stock to enter into the Purchase Agreement, the Corporation and the Investors desire that this Agreement amend and restate the Prior Agreement in its entirety.

NOW, THEREFORE, in consideration of the premises which are incorporated into and made a part of this Agreement, and of the mutual representations, warranties, covenants, agreements and conditions set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree to amend and restate the Prior Agreement in its entirety as follows:

AGREEMENT

Section 1. Definitions.

As used in this Agreement, the following terms shall have the following meanings:

“Affiliate” means, with respect to any Person, any (a) director, officer, limited or general partner, member or stockholder holding 5% or more of the outstanding capital stock or other equity interests of such Person, (b) spouse, parent, sibling or descendant of such Person (or a spouse, parent, sibling or descendant of a Person specified in clause (a) above relating to such Person) and (c) other Person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control or common investment management with, such Person. The term “control” includes, without limitation, the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the Preamble to this Agreement.

“Board” means the Board of Directors of the Corporation.

“Commission” means the Securities and Exchange Commission or any other agency at the time administering the Securities Act.

“Common Stock” means the common stock of the Corporation, $0.001 par value per share.

“Corporation” has the meaning set forth in the Preamble to this Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect from time to time.

“FINRA” means the Financial Industry Regulation Authority.

“Free Writing Prospectus” means a free writing prospectus as defined in Rule 405 under the Securities Act.

“Fully-Diluted Basis” means the total issued and outstanding Common Stock of the Corporation assuming the exercise and conversion of all exercisable and convertible securities and the issuance of all shares of the Corporation’s Common Stock reserved for issuance under the Corporation’s equity incentive programs.

“Group” has the meaning ascribed to such term in the Fourth Amended and Restated Stockholders’ Agreement, dated as of the date hereof, by and among the Corporation and the stockholders party thereto, as may be amended from time to time.

“IPO” means the Corporation’s initial registration of shares of its Common Stock pursuant to a registration statement filed under the Securities Act.

“Investors” means the holders of Restricted Shares identified on Annex I hereto and includes any successor to, or assignee or transferee of, any such Person who or which agrees in writing to be treated as an Investor hereunder and to be bound by the terms and comply with all applicable provisions hereof.

“Issuer Free Writing Prospectus” means an issuer free writing prospectus as defined in Rule 133 under the Securities Act.

“Other Shares” means at any time those shares of Common Stock which do not constitute Primary Shares or Registrable Shares hereunder.

“Person” shall be construed in the broadest sense and means and includes a natural person, a partnership, a corporation, an association, a joint stock company, a limited liability company, a trust, a joint venture, an unincorporated organization and any other entity and any federal, state, municipal, foreign or other government, governmental department, commission, board, bureau, agency or instrumentality, or any private or public court or tribunal.

“Preferred Stock” means the Series A Preferred Stock, the Series B Preferred Stock, the Series D Preferred Stock, the Series E Preferred Stock, the Series F Preferred Stock and the Series G Preferred Stock.

“Primary Shares” means at any time authorized but unissued shares of Common Stock.

“Prior Agreement” has the meaning set forth in the Recitals.

“Purchase Agreement” has the meaning set forth in the Recitals.

“Registrable Shares” means the shares of Common Stock held by the Investors which constitute Restricted Shares, together with the shares of Common Stock issuable upon conversion of Preferred Stock held by the Investors which constitute Restricted Shares.

“Registration Date” means the date upon which the registration statement pursuant to an IPO shall have been declared effective.

“Restricted Shares” means shares of Common Stock held by any Investor and any other securities which by their terms are exercisable or exchangeable for or convertible into Common Stock which are held by such Investor (including exercised or unexercised warrants for Preferred Stock or Common Stock or convertible debt securities). As to any particular Restricted Shares, once issued, such Restricted Shares shall cease to be Restricted Shares when (i) they have been registered under the Securities Act, the registration statement in connection therewith has been declared effective and they have been disposed of pursuant to such effective registration statement, (ii) they shall have ceased to be outstanding or (iii) the registration rights for such Restricted Shares have been terminated pursuant to Section 12 of this Agreement.

“Rule 144” means Rule 144 promulgated under the Securities Act, as such Rule may be amended from time to time, or any successor rule thereto or any complementary rule thereto (such as Rule 144A).

“Rule 144(b)(1)(i)” shall mean subsection (b)(1)(i) of Rule 144 as it applies to Persons who have held shares for more than 1 year.

“Securities Act” means the Securities Act of 1933, as amended, or any successor statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect from time to time.

“Series A Preferred Stock” means the Series A Preferred Stock of the Corporation, $0.001 par value per share.

“Series B Preferred Stock” means the Series B Preferred Stock of the Corporation, $0.001 par value per share.

“Series D Preferred Stock” means the Series D Preferred Stock of the Corporation, $0.001 par value per share.

“Series E Holders” means those Persons holding Series E Preferred Stock and/or Series D Preferred Stock purchased pursuant to that certain Securities Purchase Agreement, dated as of May 1, 2009, and any securities issued upon the conversion or exchange thereof; provided, however, solely for purposes of Section 2(a)(i), the term “Series E Holders” shall mean those Persons holding Series E Preferred Stock purchased pursuant to that certain Securities Purchase Agreement, dated as of May 1, 2009.

“Series E Preferred Stock” means the Series E Preferred Stock of the Corporation, $0.001 par value per share.

“Series F Holders” means those Persons holding Series F Preferred Stock and/or Series D Preferred Stock purchased pursuant to that certain Securities Purchase Agreement, dated as of November 18, 2009, or issued pursuant to that certain Stock Exchange Agreement, dated on or about December 31, 2009 (the “Exchange Agreement”), and any securities issued upon the conversion or exchange thereof; provided, however, solely for purposes of Section 2(a)(i), the term “Series F Holders” shall mean those Persons holding Series F Preferred Stock purchased pursuant to that certain Securities Purchase Agreement, dated as of November 18, 2009, or issued pursuant to the Exchange Agreement.

“Series F Preferred Stock” means the Series F Preferred Stock of the Corporation, $0.001 par value per share.

“Series G Holders” means those Persons holding Series G Preferred Stock purchased pursuant to the Purchase Agreement and any securities issued upon the conversion or exchange thereof.

“Series G Preferred Stock” has the meaning set forth in the Recitals.

Section 2. Required Registration.

(a) At any time following the earlier to occur of (i) November 17, 2012 or (ii) six months following the effective date of the Corporation’s IPO, if Series E Holders, Series F Holders and Series G Holders holding at least fifty percent (50%) of the then outstanding Registrable Shares held by the Series E Holders, Series F Holders and Series G Holders request that the Corporation effect the registration of such Registrable Shares under the Securities Act, the Corporation shall promptly use its best efforts to effect the registration under the Securities Act of such Registrable Shares.

(b) Notwithstanding anything contained in this Section 2 to the contrary, the Corporation shall not be obligated to effect any registration under the Securities Act except in accordance with the following provisions:

(i) The Corporation shall not be obligated to file and cause to become effective more than two registration statements initiated pursuant to Section 2(a) above on Form S-l promulgated under the Securities Act (or any successor form thereto).

(ii) The Corporation may delay the filing or effectiveness of any registration statement for a period of up to 120 days after the date of a request for registration pursuant to Section 2(a) if at the time of such request the Board determines in good faith that such registration and offering would be seriously detrimental to the Corporation, and the Chief Executive Officer of the Corporation promptly provides a signed certificate to such effect; provided, however, that the Corporation shall only be entitled to invoke its rights under this Section 2(b)(ii) one time during any 18 month period; and provided, further, that the Corporation shall not register any securities for the account of itself or any other stockholder during such 120 day period (other than a registration relating solely to the sale of securities of participants in a Corporation stock plan, a registration relating to a corporate reorganization or transaction under Rule 145 of the Securities Act, a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Shares, or a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered).

(iii) With respect to any registration pursuant to this Section 2, the Corporation shall give notice of such registration within 10 days after the date such request is given to the Investors who do not request registration hereunder and the Corporation may include in such registration any Primary Shares or Other Shares; provided, however, that if the managing underwriter advises the Corporation that the inclusion of all Registrable Shares, Primary Shares and/or Other Shares proposed to be included in such registration would interfere with the successful marketing (including pricing) of the Registrable Shares proposed to be included in such registration, then the number of Registrable Shares, Primary Shares and/or Other Shares proposed to be included in such registration shall be included in the following order:

(A) first, the Registrable Shares held by the Series G Holders, the Series F Holders and the Series E Holders, as determined on a pro rata basis (based upon the respective holdings of Registrable Shares by such Series G Holders, Series F Holders and Series E Holders);

(B) second, the Registrable Shares held by the holders of Series A Preferred Stock, Series B Preferred Stock and Series D Preferred Stock, as determined on a pro rata basis (based upon the respective holdings of Registrable Shares by such holders of Series A Preferred Stock, Series B Preferred Stock and Series D Preferred Stock);

(C) third, the Primary Shares; and

(D) fourth, the Other Shares.

In no event shall any Registrable Shares be excluded from such offering unless all other stockholders’ securities have been first excluded. For purposes of Section 2(b)(i), a registration shall not be counted as “effective” if, as a result of an exercise of the underwriter’s cutback provisions in Section 2(b)(iii), fewer than 50% of the total number of Registrable Shares that the Series E Holders, Series F Holders and Series G Holders have requested to be included in such registration statement are actually included.

(iv) If the holders of the Registrable Shares requesting to be included in a registration pursuant to Section 2(a) so elect, the offering of such Registrable Shares pursuant to such registration shall be in the form of an underwritten offering. The holders of Registrable Shares requesting such registration shall select one or more nationally recognized firms of investment bankers reasonably acceptable to the Corporation to act as the lead managing underwriter or underwriters in connection with such offering.

(v) At any time before the registration statement covering such Registrable Shares becomes effective, the holders of the Registrable Shares initiating the request for the registration statement may request the Corporation to withdraw or not to file the registration statement. In that event, unless such request of withdrawal was caused by, or made in response to, a material adverse effect or a similar event related to the business, assets (including intangible assets), liabilities, properties, financial condition or results of operations of the Corporation not known (without imputing the knowledge of any other Person to such holders) by the holders initiating such request at the time their request was made, or other material facts not known to such holders at the time their request was made, the holders shall be deemed to have used one of their registration rights under Section 2(a).

Section 3. Piggyback Registration. If the Corporation at any time proposes for any reason to register Primary Shares or Other Shares under the Securities Act (other than on Form S-4 or Form S-8 promulgated under the Securities Act (or any successor forms thereto)), it shall give written notice to the Investors of its intention to so register such Primary Shares or Other Shares at least 30 days before the initial filing of the registration statement related thereto and, upon the request of the Investors, delivered to the Corporation within 20 days after delivery of any such notice by the Corporation, to include in such registration Registrable Shares (which request shall specify the number of Registrable Shares proposed to be included in such registration), the Corporation shall use its best efforts to cause all such Registrable Shares to be included in such registration on the same terms and conditions as the securities otherwise being sold in such registration; provided, however, that if the managing underwriter advises the Corporation that the inclusion of all Registrable Shares requested to be included in such registration would interfere with the successful marketing (including pricing) of the Primary Shares or Other Shares proposed to be registered by the Corporation, then the number of Primary Shares, Registrable Shares and Other Shares proposed to be included in such registration shall be included in the order set forth in Section 2(b)(iii); provided further, that for an offering other than an IPO, the shares of the Series G Preferred Stock, the shares of the Series F Preferred Stock and the shares of Series E Preferred Stock may not be limited to less than twenty-five percent (25%) of the total offering.

Section 4. Registrations on Form S-3. Notwithstanding anything contained in Section 2 to the contrary, at such time as the Corporation shall have qualified for the use of Form S-3 promulgated under the Securities Act or any successor form thereto, the Series E Holders, the Series F Holders and the Series G Holders shall have the right to request registrations of their Registrable Shares, in each case, on Form S-3 (which may, at such holders’ request, be shelf registrations pursuant to Rule 415 promulgated under the Securities Act) or its successor form, which request or requests shall (i) specify the number of such Registrable Shares intended to be sold or disposed of and the holders thereof, (ii) state whether the intended method of disposition of such Registrable Shares is an underwritten offering or a shelf registration and (iii) relate to Registrable Shares having an aggregate offering price of at least $1,000,000. A requested registration on Form S-3 (or its successor form) in compliance with this Section 4 shall not count as a registration statement initiated pursuant to Section 2(a). Notwithstanding the foregoing, the Corporation shall not be obligated to effect, or to take any action to effect, any registration pursuant to this Section 4 if the Corporation has effected two registrations pursuant to this Section 4 within the twelve (12) month period immediately preceding the date of such request.

Section 5. Holdback Agreement. In connection with the IPO, each Investor agrees that he, she or it, shall not sell publicly, make any short sale of, or otherwise dispose publicly of, any Restricted Shares (other than sales or dispositions to members of his, her or its Group and other than with respect to those shares of Common Stock included in such registration) without the prior written consent of the Corporation, for a period (the “Lockup Period”) designated by the Corporation in writing to the Investors, which period shall begin not more than 2 days prior to the Registration Date and shall not last more than 180 days after the Registration Date; provided, however, that (i) the Lockup Period shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement, (ii) all executive officers, directors and holders of one percent (1%) or more of the capital stock of the Corporation on a Fully-Diluted Basis must agree to a Lockup Period of at least the same duration and on substantially similar terms and (iii) all parties subject to a Lockup Period shall only be released early from their obligations thereunder on a pro rata basis. Notwithstanding the foregoing, if (i) during the last 17 days of the 180-day restricted period, the Corporation issues an earnings release or material news or a material event relating to the Corporation occurs; or (ii) prior to the expiration of the 180-day restricted period, the Corporation announces that it will release earnings results during the 16-day period beginning on the last day of the 180-day period, the restrictions imposed by this Section 5 shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

Section 6. Preparation and Filing. If and whenever the Corporation is under an obligation pursuant to the provisions of this Agreement to effect the registration of any Registrable Shares, the Corporation shall, as expeditiously as practicable:

(a) use its best efforts to cause a registration statement that registers such Registrable Shares to become and remain effective until all of such Registrable Shares have been disposed of;

(b) furnish, at least 5 business days before filing a registration statement that registers such Registrable Shares, a prospectus relating thereto or any amendments or supplements relating to such a registration statement or prospectus, to one counsel selected by the holders of a majority of the Preferred Stock requesting such registration (the “Investors’ Counsel”), together with copies of all such documents proposed to be filed (it being understood that such five-business-day period need not apply to successive drafts of the same document proposed to be filed so long as such successive drafts are supplied to the Investors’ Counsel in advance of the proposed filing by a period of time that is customary and reasonable under the circumstances);

(c) prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective until all of such Registrable Shares have been disposed of and to comply with the provisions of the Securities Act with respect to the sale or other disposition of such Registrable Shares;

(d) notify in writing the Investors’ Counsel (i) of the receipt by the Corporation of any notification with respect to any comments by the Commission with respect to such registration statement or prospectus or any amendment or supplement thereto or any request by the Commission for the amending or supplementing thereof or for additional information with respect thereto, (ii) of the receipt by the Corporation of any notification with respect to the issuance by the Commission of any stop order suspending the effectiveness of such registration statement or prospectus or any amendment or supplement thereto or the initiation or threatening of any proceeding for that purpose and (iii) of the receipt by the Corporation of any notification with respect to the suspension of the qualification of such Registrable Shares for sale in any jurisdiction or the initiation or threatening of any proceeding for such purposes;

(e) use its best efforts to register or qualify such Registrable Shares under such other securities or blue sky laws of such jurisdictions as the holders of Registrable Shares reasonably request and do any and all other acts and things which may be reasonably necessary or advisable to enable the Investors to consummate the disposition in such jurisdictions of the Registrable Shares owned by the Investors; provided, however, that the Corporation will not be required to qualify generally to do business, subject itself to general taxation or consent to general service of process in any jurisdiction where it would not otherwise be required to do so but for this paragraph (e);

(f) furnish to the Investors such number of copies of a summary prospectus, if any, or other prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as such Investors may reasonably request in order to facilitate the public sale or other disposition of such Registrable Shares;

(g) without limiting, and subject to, subsection (e) above, use its best efforts to cause such Registrable Shares to be registered with or approved by such other governmental agencies or authorities as may be necessary by virtue of the business and operations of the Corporation to enable the Investors holding such Registrable Shares to consummate the disposition of such Registrable Shares;

(h) notify the Investors holding such Registrable Shares on a prompt basis at any time when a prospectus or Free Writing Prospectus (to the extent prepared by or on behalf of the Corporation) relating to such Registrable Shares or any document related thereto includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing and, at the request of the Investors, prepare and furnish to such Investors a reasonable number of copies of a supplement to or an amendment of such prospectus or Free Writing Prospectus (to the extent prepared by or on behalf of the Corporation) as may be necessary so that, as thereafter delivered to the offerees of such shares, such prospectus or Free Writing Prospectus (to the extent prepared by or on behalf of the Corporation) shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing;

(i) make available upon reasonable notice and during normal business hours, for inspection by the Investors holding such Registrable Shares, any underwriter participating in any disposition pursuant to such registration statement and any attorney, accountant or other agent retained by the Investors or underwriter (collectively, the “Inspectors”), all pertinent financial and other records, pertinent documents and properties of the Corporation (collectively, the “Records”), as shall be reasonably necessary to enable such Inspectors to exercise their due diligence responsibilities, and cause the Corporation’s officers, directors and employees to supply all information (together with the Records, the “Information”) reasonably requested by any such Inspector in connection with such registration statement. Any of the Information which the Corporation determines in good faith to be confidential, and of which determination the Inspectors are so notified, shall not be disclosed by the Inspectors unless (i) the disclosure of such Information is necessary to avoid or correct a material misstatement or omission in the registration statement, (ii) the release of such Information is ordered pursuant to a subpoena or other order from a court or governmental agency or authority of competent jurisdiction, (iii) such Information has been made generally available to the public through no breach of the nondisclosure obligations of the Inspectors or their Affiliates, (iv) such disclosure is required to be made under applicable law, or (v) covered by an enforceable confidentiality agreement, in form acceptable to the Corporation;

(j) use its best efforts to obtain from its independent certified public accountants “cold comfort” letters in customary form and at customary times and covering matters of the type customarily covered by cold comfort letters;

(k) use its best efforts to obtain from its counsel an opinion or opinions in customary form;

(l) provide a transfer agent and registrar (which may be the same entity and which may be the Corporation) for such Registrable Shares and a CUSIP number for all such Registrable Shares, in each case not later than the effective date of such registration;

(m) in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering and promptly issue to any underwriter to which the Investors holding such Registrable Shares may sell shares in such offering certificates evidencing such Registrable Shares;

(n) list such Registrable Shares on any national securities exchange on which any shares of the Common Stock are listed or such other national securities exchange as the holders of a majority of the Preferred Stock requesting such registration shall reasonably request;

(o) otherwise use its best efforts to comply with all applicable rules and regulations of the Commission and make available to its security holders, as soon as reasonably practicable, earnings statements covering a period of 12 months beginning within three months after the effective date of the subject registration statement; and

(p) otherwise use its best efforts to take all other steps necessary to effect the registration of such Registrable Shares contemplated hereby.

Each holder of the Registrable Shares, upon receipt of any notice from the Corporation of any event of the kind described in Section 6(h) hereof, shall forthwith discontinue disposition of the Registrable Shares pursuant to the registration statement covering such Registrable Shares until such holder’s receipt of the copies of the supplemented or amended prospectus contemplated by Section 6(h) hereof, and, if so directed by the Corporation, such holder shall deliver to the Corporation all copies, other than permanent file copies then in such holder’s possession, of the prospectus covering such Registrable Shares at the time of receipt of such notice.

The Corporation shall not permit any officer, director, underwriter, broker or any other Person acting on behalf of the Corporation to use any Free Writing Prospectus in connection with the registration statement covering Registrable Shares, without the prior written consent of a majority of the Registrable Shares held by the Series E Holders, the Series F Holders and the Series G Holders, voting together as a single class and on an as converted to Common Stock basis, which consent shall not be unreasonably withheld or delayed. Any consent to the use of a Free Writing Prospectus included in an underwriting agreement to which the Series E Holders, the Series F Holders or the Series G Holders are parties shall be deemed to satisfy the requirement of such consent.

Section 7. Expenses. All expenses incurred by the Corporation and the Investors in complying with their obligations pursuant to this Agreement and in connection with the registration and disposition of Registrable Shares, including, without limitation, all registration and filing fees (including all expenses incident to filing with FINRA (including, if applicable, the fees and expenses of any “qualified independent underwriter” and its counsel as may be required by the rules and regulations of FINRA)), fees and expenses of complying with securities and blue sky laws, printing expenses, fees and expenses of the Corporation’s counsel and accountants and reasonable fees and expenses of the Investors’ Counsel shall be paid by the Corporation; provided, however, that all underwriting fees, discounts, selling commissions and allowances applicable to the Registrable Shares and Other Shares shall be borne by the holders selling such

Registrable Shares and Other Shares in proportion to the number of Registrable Shares and Other Shares sold by each such holder.

Section 8. Indemnification.

(a) In connection with any registration of any Registrable Shares under the Securities Act pursuant to this Agreement, the Corporation shall indemnify and hold harmless the holders of Registrable Shares, each of such holder’s officers, directors, employees, members, partners, and advisors and their respective Affiliates, each underwriter, broker or any other Person acting on behalf of the holders of Registrable Shares and each other Person, if any, who controls any of the foregoing Persons within the meaning of the Securities Act against any losses, claims, damages, liabilities, or actions joint or several (or actions in respect thereof), to which any of the foregoing Persons may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon an untrue statement or allegedly untrue statement of a material fact contained in the registration statement under which such Registrable Shares were registered under the Securities Act, any preliminary prospectus, Issuer Free Writing Prospectus or final prospectus contained therein or otherwise filed with the Commission, any amendment or supplement thereto or any document incident to registration or qualification of any Registrable Shares, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading or, with respect to any prospectus, necessary to make the statements therein in light of the circumstances under which they were made not misleading, or any violation by the Corporation of the Securities Act or state securities or blue sky laws applicable to the Corporation or relating to action or inaction required of the Corporation in connection with such registration or qualification under such state securities or blue sky laws; and shall promptly reimburse such Persons for any legal or other expenses reasonably incurred by any of them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the Corporation shall not be liable to a holder of Registrable Shares in any such case to the extent that any such loss, claim, damage, liability or action (including any legal or other expenses incurred) arises out of or is based upon an untrue statement or allegedly untrue statement or omission or alleged omission made in said registration statement, preliminary prospectus, Issuer Free Writing Prospectus, final prospectus, amendment, supplement or document incident to registration or qualification of any Registrable Shares in reliance upon and in conformity with written information furnished to the Corporation by such holder of Registrable Shares, underwriter, controlling Person or other aforementioned Person specifically for use in the preparation thereof.

(b) In connection with any registration of Registrable Shares under the Securities Act pursuant to this Agreement, each holder of Registrable Shares shall severally (based on the percentage of all Registrable, Primary and Other Shares included in such registration that were owned by such holder) and not jointly and severally indemnify and hold harmless (in the same manner and to the same extent as set forth in Section 8(a)) the Corporation, each director of the Corporation, each officer of the Corporation who shall sign such registration statement, any other holder of Registrable Shares selling securities in such registration statement, each underwriter, broker or other Person acting on behalf of the holders of Registrable Shares and each Person who controls any of the foregoing Persons within the meaning of the Securities Act with respect to any statement or omission from such registration statement, any preliminary prospectus, Issuer Free Writing Prospectus or final prospectus contained therein or otherwise filed with the Commission, any amendment or supplement thereto or any document incident to registration or qualification of any Registrable Shares, if such statement or omission was made in reliance upon and in conformity with written information furnished to the Corporation or such underwriter by such holder of Registrable Shares specifically for use in connection with the preparation of such registration statement, preliminary prospectus, Issuer Free Writing Prospectus, final prospectus, amendment, supplement or document; provided, however, that the indemnity agreement contained in this Section 8(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of such holder of Registrable Shares (which consent shall not be unreasonably withheld, conditioned or delayed); and provided, further, that the maximum amount of liability in respect of such indemnification shall be limited, in the case of each holder of Registrable Shares, to an amount equal to the net proceeds actually received by such holder from the sale of Registrable Shares effected pursuant to such registration.

(c) Promptly after receipt by an indemnified party of notice of the commencement of any action involving a claim referred to in this Section 8, such indemnified party will, if a claim in respect thereof is made against an indemnifying party, give written notice to the latter of the commencement of such action. The failure of any indemnified party to notify an indemnifying party of any such action shall not (unless such failure shall have a material adverse effect on the indemnifying party) relieve the indemnifying party from any liability in respect of such action that it may have to such indemnified party hereunder. In case any such action is brought against an indemnified party, the indemnifying party will be entitled to participate in and to assume the defense thereof, jointly with any other indemnifying party similarly notified to the extent that it may wish, with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be responsible for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense thereof; provided, however, that if any indemnified party shall have reasonably concluded that there may be one or more legal or equitable defenses available to such indemnified party which are additional to or conflict with those available to the indemnifying party, or that such claim or litigation involves or could have an effect upon matters beyond the scope of the indemnity agreement provided hereunder, the indemnifying party shall not have the right to assume the defense of such action on behalf of such indemnified party (but shall have the right to participate therein with counsel of its choice) and such indemnifying party shall reimburse such indemnified party and any Person controlling such indemnified party for that portion of the fees and expenses of any counsel retained by the indemnified party which is reasonably related to the matters covered by the indemnity agreement provided hereunder. If the indemnifying party is not entitled to, or elects not to, assume the defense of a claim, it will not be obligated to pay the fees and expenses of more than one counsel with respect to such claim.

(d) If the indemnification provided for hereunder is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, claim, damage, liability or action referred to herein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amounts paid or payable by such indemnified party as a result of such loss, claim, damage, liability or action in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions which resulted in such loss, claim, damage, liability or action as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The parties agree that it would not be just and equitable if contribution pursuant hereto were determined by pro rata allocation or by any other method or allocation which does not take account of the equitable considerations referred to herein. No Person guilty or liable of fraudulent misrepresentation shall be entitled to contribution from any Person and no contribution by any holder of Registrable Shares, when combined with any amounts paid by such holder pursuant to Section 8(b), shall exceed the net proceeds from the offering received by such holder.

Section 9. Information by Holder. The Investors shall furnish to the Corporation such written information regarding the Investors and the distribution proposed by any Investors as the Corporation may reasonably request in writing and as shall be reasonably required in connection with any registration referred to in this Agreement.

Section 10. Exchange Act Compliance. From the Registration Date or such earlier date as a registration statement filed by the Corporation pursuant to the Exchange Act relating to any class of the Corporation’s securities shall have become effective, the Corporation shall comply with all of the reporting requirements of the Exchange Act applicable to it and shall comply with all other public information reporting requirements of the Commission which are conditions to the availability of Rule 144. The Corporation shall cooperate with the Investors in supplying such information as may be necessary for the Investors to complete and file any information reporting forms presently or hereafter required by the Commission as a condition to the availability of Rule 144.

Section 11. Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Corporation shall not, without the prior written consent of the Investors holding a majority of the Registrable Shares then held by all Investors, enter into any agreement with any holder or prospective holder of any securities of the Corporation that would allow such holder or prospective holder (a) to include any of such securities in any registration filed under Section 2, Section 3 or Section 4 hereof, unless under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of such securities will not reduce the amount of the Registrable Shares of the Investors that are included or (b) to demand registration of their securities.

Section 12. Termination. The rights contained herein shall terminate upon the earlier to occur of (i) five (5) years after the IPO, or (ii) as to any holder of Registrable Shares, such earlier time after the IPO at which such holder (A) can sell all shares held by it in compliance with Rule 144(b)(1)(i) or (ii) holds 1% or less of the Corporation’s outstanding Common Stock and all Registrable Shares held by such holder (together with any Affiliate of the holder with whom such holder must aggregate its sales under Rule 144) can be sold in any 3 month period without registration in compliance with Rule 144.

Section 13. Benefits of Agreement; Third Party Beneficiaries. Except as provided herein, this Agreement shall bind and inure to the benefit of the Corporation, the Investors and subject to Section 14, the respective successors and assigns of the Corporation and the Investors. The managing underwriter(s) of the IPO are intended third party beneficiaries of the agreements of the Investors contained in Section 5.

Section 14. Assignment. Each Investor may assign its rights hereunder to any purchaser or transferee of Registrable Shares; provided, however, that such purchaser or transferee shall, as a condition to the effectiveness of such assignment, be required to execute a counterpart to this Agreement agreeing to be treated as an Investor whereupon such purchaser or transferee shall have the benefits of, and shall be subject to the restrictions contained in, this Agreement as if such purchaser or transferee was originally included in the definition of an Investor herein and had originally been a party hereto. The Corporation may not assign any rights hereunder without the consent of the Investors holding a majority of the Registrable Shares.

Section 15. Entire Agreement. This Agreement, and the other writings referred to herein or delivered pursuant hereto, contain the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous arrangements or understandings with respect thereto.

Section 16. Notices. All notices, requests, consents and other communications hereunder to any party shall be deemed to be sufficient if contained in a written instrument delivered in person or sent by telecopy, nationally-recognized overnight courier or first-class registered or certified mail, return receipt requested, postage prepaid, addressed to such party at the address set forth below or such other address as may hereafter be designated in writing by such party to the other parties:

if to the Corporation, to:

20 N. Meridian, Suite 200

Indianapolis, IN 46204

Telephone: (317) 275-5440

Facsimile: (317) 275-5440

Attention: Scott Dorsey

with a copy to:

Ice Miller LLP

One American Square

Suite 2900

Indianapolis, IN 46282

Telephone: (317) 236-2394

Facsimile: (317) 592-4675

Attention: Steven K. Humke

if to the Investors, to their respective addresses set forth on Annex I hereto.

All such notices, requests, consents and other communications shall be deemed to have been delivered (a) in the case of personal delivery or delivery by telecopy, on the date of such delivery, (b) in the case of dispatch by nationally-recognized overnight courier, on the next business day following such dispatch and (c) in the case of mailing, on the third business day after the posting thereof.

Section 17. Modifications; Amendments; Waivers. This Agreement may only be modified or amended, and, except as otherwise specifically set forth herein, the observance of any term of this Agreement may only be waived (either generally or in a particular instance and either retroactively or prospectively), by an instrument in writing signed by (i) the Corporation, and (ii) the Investors holding at least a majority of the Registrable Shares then outstanding; provided, however, that any modification, amendment or waiver that adversely affects the rights or obligations of the holders of shares of Series G Preferred Stock in a manner adversely will require the separate approval of the holders of at least a majority of the outstanding shares of Series G Preferred Stock; provided, further, that any modification, amendment or waiver that adversely affects the rights or obligations of the holders of shares of Series F Preferred Stock in a manner adversely will require the separate approval of the holders of at least a majority of the outstanding shares of Series F Preferred Stock; provided, further, that any modification, amendment or waiver that adversely affects the rights or obligations of the holders of shares of Series E Preferred Stock in a manner adversely will require the separate approval of the holders of at least a majority of the outstanding shares of Series E Preferred Stock; and provided further, that any modification, amendment or waiver that adversely affects the rights or obligations of the holders of shares of Series D Preferred Stock in a manner adversely will require the separate approval of the holders of at least a majority of the outstanding shares of Series D Preferred Stock. Any amendment and restatement of this Agreement made in accordance with this Section 17 shall be deemed adopted by, binding upon, and enforceable against each and every Investor, regardless of whether the Corporation obtains each such Investor’s signature to an amended and restated agreement. The Corporation shall give prompt notice of any amendment or termination hereof or waiver hereunder to any party hereto that did not consent in writing to such amendment, termination, or waiver.

Section 18. Voting on “As Converted” Basis. Any provision hereof that entitles any holders of shares of Preferred Stock to consent or vote upon any matter, or take any action, based upon an “as converted to Common Stock” or similar basis shall be determined without giving effect to any conversion in respect of declared but unpaid dividends thereon.

Section 19. Counterparts; Facsimile Signatures. This Agreement may be executed in any number of original or facsimile counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

Section 20. Headings. The headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.

Section 21. Governing Law; Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any law or rule that would cause the laws of any jurisdiction other than the State of Delaware to be applied.

EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

Section 22. Severability. It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the law and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, in the event that any provision of this Agreement would be held in any jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 23. Amendment and Restatement of Prior Agreement. The Prior Agreement is hereby amended in its entirety and restated herein. All provisions of, rights granted and covenants made in the Prior Agreement are hereby waived, released and superseded in their entirety and shall have no further force or effect.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the undersigned parties have executed this Fourth Amended and Restated Registration Rights Agreement to be effective as of the date first written above.

“CORPORATION”:

EXACTTARGET, INC.

By:	/S/ SCOTT DORSEY
Scott Dorsey, President and CEO

Signature Page to Fourth Amended and Restated Registration Rights Agreement

“SERIES G HOLDERS”:

TCV VII, L.P.

a Cayman Islands exempted limited partnership,

acting by its general partner

Technology Crossover Management VII, L.P.

a Cayman Islands exempted limited partnership,

acting by its general partner

Technology Crossover Management VII, Ltd.

a Cayman Islands exempted company

By:	/S/ FREDERIC D. FENTON
Name: Frederic D. Fenton
Title: Attorney in Fact

TCV VII (A), L.P.

a Cayman Islands exempted limited partnership,

acting by its general partner

Technology Crossover Management VII, L.P.

a Cayman Islands exempted limited partnership,

acting by its general partner

Technology Crossover Management VII, Ltd.

a Cayman Islands exempted company

By:	/S/ FREDERIC D. FENTON
Name: Frederic D. Fenton
Title: Attorney in Fact

TCV Member Fund, L.P. a Cayman Islands exempted limited partnership, acting by its general partner Technology Crossover Management VII, Ltd. a Cayman Islands exempted company

By:	/S/ FREDERIC D. FENTON
Name: Frederic D. Fenton
Title: Attorney in Fact

Signature Page to Fourth Amended and Restated Registration Rights Agreement

BATTERY VENTURES VIII, L.P.

By:	Battery Partners VIII, LLC, its General Partner

By:	/s/ Michael Brown
Name: Michael Brown
Title: Member Manager

BATTERY VENTURES VIII SIDE FUND, L.P.

By:	Battery Partners VIII Side Fund, LLC, its General Partner

By:	/s/ Michael Brown
Name: Michael Brown
Title: Member Manager

Signature Page to Fourth Amended and Restated Registration Rights Agreement

SCALE VENTURE PARTNERS III, L.P. By: Scale Venture Management III, LLC Its: General Partner

By:	/s/ Rory O’Driscoll
Name:	Rory O’Driscoll
Title:	Managing Director

Signature Page to Fourth Amended and Restated Registration Rights Agreement

GREENSPRING CROSSOVER VENTURES I, L.P.

By:	Greenspring Crossover I GP, L.P., its General Partner

By:	Greenspring Crossover I GP, LLC, its General Partner

By:	/s/ Jim Lim
Name: Jim Lim
Title: Managing Member

GREENSPRING GLOBAL PARTNERS II, L.P. GREENSPRING GLOBAL PARTNERS II-A, L.P. GREENSPRING GLOBAL PARTNERS II-B, L.P.

By:	Greenspring General Partner II, L.P., its General Partner

By:	Greenspring GP II, LLC, its General Partner

By:	/s/ Jim Lim
Name: Jim Lim
Title: Managing Member

GREENSPRING GLOBAL PARTNERS III, L.P. GREENSPRING GLOBAL PARTNERS III-A, L.P. GREENSPRING GLOBAL PARTNERS III-B, L.P.

By:	Greenspring Global Partners III, L.P., its General Partner

By:	Greenspring Global Partners III, LLC, its General Partner

By:	/s/ Jim Lim
Name: Jim Lim
Title: Managing Member

Signature Page to Fourth Amended and Restated Registration Rights Agreement

GREENSPRING GLOBAL PARTNERS IV-A, L.P. GREENSPRING GLOBAL PARTNERS IV-B, L.P. GREENSPRING GLOBAL PARTNERS IV-C, L.P.

By:	Greenspring General Partner IV, L.P., its General Partner

By:	Greenspring GP IV, LLC, its General Partner

By:	/s/ Jim Lim
Name: Jim Lim
Title: Managing Member

Signature Page to Fourth Amended and Restated Registration Rights Agreement

SAP VENTURES FUND I HOLDINGS, L.L.C., a Delaware limited liability company

By:	SAP Ventures Fund I, L.P., a Delaware limited partnership its sole member

By:	SAP Ventures GPE(I), L.L.C., a Delaware limited liability company its general partner

By:	/s/ Jayendra Das
Name: Jayendra (Jai) Das
Title: Managing Member

By:	/s/ Nino Marakovic
Name: Nino Marakovic
Title: Managing Member

Signature Page to Fourth Amended and Restated Registration Rights Agreement

GREENSPRING GLOBAL PARTNERS I, L.P.

By:	Greenspring Associates, Inc.

By:	/s/ Jim Lim
Name: Jim Lim
Title: General Partner

Signature Page to Fourth Amended and Restated Registration Rights Agreement